Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-249459

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated November 19, 2021

and Prospectus dated October 13, 2020)

Up to $500,000,000

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2021 (the “Original Prospectus Supplement”) and the base prospectus dated October 13, 2020 (the “Prospectus”) relating to the offering of shares of our common stock, $0.05 par value per share, having an aggregate gross sales price of up to $500,000,000, pursuant to an equity distribution agreement (as may be amended from time to time, the “equity distribution agreement”), with BofA Securities, Inc., BTIG, LLC, Capital One Securities, Inc., CIBC World Markets Corp., Fifth Third Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., Stifel, Nicolaus & Company, Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, as agents, and the forward purchasers (as defined in the Original Prospectus Supplement). As of November 9, 2022, common stock with an aggregate gross sales price of $226.8 million have been offered and we could issue additional common stock with an aggregate gross sales price of up to $273.2 million pursuant to the equity distribution agreement. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On November 9, 2022, we entered into Amendment No. 1 to the equity distribution agreement with Robert W. Baird & Co. Incorporated, BofA Securities, Inc., Capital One Securities, Inc., CIBC World Markets Corp., Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC. Accordingly, any references to “agent” or “agents” or, if applicable “forward seller” or “forward sellers” in the Original Prospectus Supplement shall hereafter be deemed to include Robert W. Baird & Co. Incorporated, BofA Securities, Inc., Capital One Securities, Inc., CIBC World Markets Corp., Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, and any references to “forward purchaser” or “forward purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include the relevant affiliate of BofA Securities, Inc., CIBC World Markets Corp., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC.

Investing in shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page S-2 of the Original Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Baird	BofA Securities	Capital One Securities
CIBC Capital Markets	Fifth Third Securities	Goldman Sachs & Co. LLC
J.P. Morgan	Mizuho Securities	Morgan Stanley
RBC Capital Markets	Regions Securities LLC	Scotiabank
TD Securities	Truist Securities	Wells Fargo Securities

The date of this prospectus supplement is November 9, 2022.